March 10, 2009

Mogul Energy International Inc.

Attention:  Naeem Tyab

As I advised you earlier today, I am tendering my resignation as Chief Financial Officer and Director of Mogul Energy International Inc. effective today.  I will no longer act in any official or professional capacity for Mogul, but I will remain available to effect a smooth transition on an as-requested basis.
Sincerely,

William R. Smith, CMA